Exhibit 5.1

DLA Piper LLP (US) 444 West Lake Street, Suite 900 Chicago, Illinois 60606-0089 www.dlapiper.com T 312.368.4000 F 312.236.7516

November 8, 2021

Board of Directors

STAG Industrial, Inc.

One Federal Street, 23rd Floor

Boston, Massachusetts 02110

STAG Industrial, Inc.

9,200,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as special counsel to STAG Industrial, Inc., a Maryland corporation (the “Company”), in connection with (i) the sale of up to 9,200,000 shares (the “Securities”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”), pursuant to the terms of an Underwriting Agreement, dated November 3, 2021 (the “Underwriting Agreement”), by and among the Company, STAG Industrial Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), BofA Securities, Inc., as representative of the several underwriters named therein (the “Underwriters”) and as the seller of the Borrowed Securities (as defined in the Underwriting Agreement) (the “Forward Seller”), and Bank of America, N.A. (the “Forward Purchaser”), and (ii) the letter agreement (the “Forward Sale Agreement”), dated November 3, 2021, by and among the Company, the Operating Partnership and the Forward Purchaser. The Securities include 1,200,000 shares of Common Stock that may be sold by the Company or the Forward Seller to the Underwriters pursuant to the exercise of the option in Section 2(b) of the Underwriting Agreement.

The Securities have been registered on a Registration Statement on Form S-3 (File No. 333-229661), which became effective upon filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on February 13, 2019 (the “Registration Statement”).

In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)	executed copies of the Underwriting Agreement and the Forward Sale Agreement;

(b)	the Registration Statement;

(c)	the Company’s base prospectus related to the Registration Statement, dated February 13, 2019 (the “Base Prospectus”), as supplemented by the Company’s preliminary prospectus supplement, dated November 3, 2021, in the form prepared for use by the Underwriters in connection with the offering of the Securities;

(d)	the Company’s prospectus supplement related to the Registration Statement, dated November 3, 2021, as filed with the Commission on November 5, 2021, pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, including the documents incorporated or deemed to be incorporated by reference therein, the “Prospectus”);

(e)	the Articles of Amendment and Restatement of the Company, together with all amendments and articles supplementary filed to date with respect thereto, as certified by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”), as of September 21, 2021, and by the Secretary of the Company as of the date hereof (collectively, the “Charter”);

Board of Directors

STAG Industrial, Inc.

November 8, 2021

(f)	the Company’s Third Amended and Restated Bylaws, as certified by the Secretary of the Company, as of the date hereof;

(g)	copies of resolutions duly adopted by the Board of Directors of the Company (the “Board”) at meetings held on February 13, 2019 and October 28, 2021, and resolutions adopted pursuant to an action by unanimous written consent of the Pricing Committee of the Board, dated November 3, 2021, as certified by the Secretary of the Company, as of the date hereof;

(h)	an executed copy of the certificate of the Secretary of the Company, dated as of the date hereof, as to certain factual matters;

(i)	the certificate of the SDAT as to the due incorporation, existence and good standing of the Company in the State of Maryland, dated November 2, 2021 (the “Good Standing Certificate”); and

(j)	such other documents as we have deemed necessary or appropriate to enable us to express the opinions hereinafter set forth.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals of such documents, (iii) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof upon the Company, (iv) the legal capacity of natural persons, (v) the genuineness of all signatures, and (vi) the conformity of the documents filed with the Commission via the Electronic Data Gathering and Retrieval System, as supplemented by its Interactive Data Electronic Applications system (“EDGAR”), except for required EDGAR formatting changes, to physical copies of the documents prepared by the Company and submitted for our examination.

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

(1)	the Company is a corporation validly existing under the laws of the State of Maryland and is in good standing with the SDAT, and has the requisite corporate power to issue the Securities; and

(2)	the Securities have been duly authorized and, when and to the extent issued against payment therefor in accordance with the authorization of the Board, or a duly authorized committee thereof, and the terms of the Underwriting Agreement, as applicable, will be validly issued and fully paid and non-assessable.

The opinion in paragraph 1 with respect to existence and good standing of the Company is based solely on the Good Standing Certificate. In expressing the opinions above, we have assumed (i) that the Securities will not be issued or sold in violation of Article VI of the Charter, and (ii) that, upon issuance of the Securities, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter. The foregoing opinions are limited to the Maryland General Corporation Law, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the State of Maryland or any federal or state laws regarding fraudulent transfers or fraudulent conveyances. To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the Maryland General Corporation Law, we do not express any opinion on such matter.

Board of Directors

STAG Industrial, Inc.

November 8, 2021

This opinion letter is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion letter is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion letter is given as of the date hereof, and we do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ DLA Piper LLP (US)